1.	NATURE OF OPERATIONS & SIGNIFICANT ACCOUNTING POLICIES

Stream Communications Network, Inc. (“Stream” or the “Company”) mainly provides cable television services. Its business lines also include high-speed internet access. Previous business plans of the implementation and commercialization of animal-waste rendering technologies changed to incineration of animal waste and is available for sale, see note 2 - Discontinued operations. All of its operations are located in Poland.

The company was incorporated on March 28, 1979  by registration of its Memorandum and Articles under the Company Act of British Columbia, Canada. The company's stock was consolidated on a one new for 3.9 old shares basis on August 16, 1985 and again consolidated on a one new for three old shares basis on May 29, 1992. On October 19, 2001 the Company changed its name from Trooper Technologies Inc. to Stream Communications Network, Inc.

These interim consolidated financial statements should be read in conjunction with the audited December 31, 2002 annual financial statements.

These interim financial statements follow the same accounting policies and methods of their application as in the December 31, 2002 annual financial statements. These interim consolidated financial statements do not conform in all respects to the requirements of Canadian generally accepted accounting principles for annual financial statements in that they do not include all note disclosures.

These consolidated financial statements include the accounts of the Company and the following subsidiaries. All intercompany transactions and balances have been eliminated.

	Country of Incorporation	Percentage ownership March 31, 2003	Percentage ownership December 31, 2002
EES Waste solutions Limited	Cyprus	100.0%	100.0%
International Eco-Waste Systems S.A. ("Eco-Waste")	Poland	0.0%	0.0%
Stream Communications Sp. z o.o. ("Stream")	Poland	100.0%	100.0%
Gimsat Sp. z o.o. ("Gimsat") - (note 3)	Poland	100.0%	100.0%
Polvoice.com Sp. z o.o. ("PolVoice")	Poland	0.0%	0.0%
Bielsat.com Sp. z o.o. ("Bielsat")	Poland	51.0%	51.0%

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and expenses for the periods reported. Actual results could differ from those estimates.

2.	DISCONTINUED OPERATIONS

During 2001, the company commenced planned operations in providing cable TV and related cable services. The previous business of meat waste rendering was interrupted when  the European Commission imposed a ban on meat and bone meal products due to the risk of Bovine Spongiform Encephalopathy ("BSE") spread by these products. The Company changed direction in regards to the meat rendering business to avoid liability and uncertainty from the fallout from BSE and applied to change its hazardous waste licence to an incinerator licence. The Company was intending to utilize this licence to start operations in the hazardous waste business, but the company decided to sell this business, as it did not fit with its cable service business.

On September 30, 2002 Eco-Waste was sold to a arm’s length buyer. The terms of the agreement included a nominal down payment and payments due of $500,000 USD of which $250,000 is due on each of December 31, 2003 and December 31, 2004. Because of uncertainty in this sector of the market, these payments due in 2003 and 2004 are valued at nil.

In view of the Company’s main business and objectives directed towards cable TV, it was decided to discontinue the operations of PolVoice. In this manner, the Company is focused on one business objective. The operations of PolVoice were discontinued and the company is being liquidated.

The statements of operations for the discontinued business operations are:
For the three months ended March 31, 2003	PolVoice	Eco-Waste	Total
Sales	$ -	$ -	$ -
Expenses	-	-	-
Amortization	-	-	-
Write-down of net assets to net realizable value	-	-	-
Foreign exchange loss	-	-	-
Loss from discontinued operations	$ -	$ -	$ -

For the three months ended March 31, 2002	PolVoice	Eco-Waste	Total
Sales	$ 18,971	$ -	$ 18,971
Expenses	$ (81,573)	$ (116,517)	(198,090)
Interest expense	-	-	-
Amortization	(38,968)	-	(38,968)
Write-down of net assets to net realizable value	(22,386)	(2,109,267)	(2,131,653)
Foreign exchange gain	5	-	5
Loss from discontinued operations	$ (123,951)	$ (2,225,784)	$ (2,349,735)

The balance sheets for the discontinued business operations are:
March 31, 2003	PolVoice	Eco-Waste	Total
Total assets	$ -	$ -	$ -
Total liabilities
Net assets of discontinued operations before net realizable value provision	-	-	-
Net realizable value provision	-	-	-
Net assets of discontinued operations	$ -	$ -	$ -

December 31, 2002	PolVoice	Eco-Waste	Total
Total assets	$ -	$ -	$ -
Total liabilities
Net assets of discontinued operations before net realizable value provision	-	-	-
Net realizable value provision	-	-	-
Net assets of discontinued operations	$ -	$ -	$ -

3.	PROPERTY, PLANT AND EQUIPMENT
	March 31, 2003	Cost	Accumulated amortization	Net book value

	Automobiles	$ 291,634	$ 83,848	$ 207,786
	Buildings, offices	2,212,487	484,536	1,727,951
	Cable television network equipment	7,764,950	1,930,034	5,834,916
	Furniture and fixtures	375,849	376,864	(1,015)
	Computer software	75,381	52,900	22,481
	Plant construction-in-progress	174,490	-	174,490
		$ 10,894,791	$ 2,928,182	$ 7,966,609

	December 31, 2002	Cost	Accumulated amortization	Net book value

	Automobiles	$ 331,814	$ 110,468	$ 221,346
	Buildings, offices	2,520,229	513,737	2,006,492
	Cable television network equipment	8,770,650	2,056,039	6,714,611
	Furniture and fixtures	375,344	265,698	109,646
	Computer software	85,828	60,778	25,050
	Plant construction-in-progress	124,430	-	124,430
		$ 12,208,295	$ 3,006,720	$ 9,201,575

4.	INTANGIBLE ASSETS
	March 31, 2003	Cost	Accumulated amortization	Net book value
	Cable TV licences	$ 100,064	$ 38,956	$ 61,108
	Subscriber base	4,910,144	286,305	4,623,839
	Goodwill	-	-	-
		$ 5,010,208	$ 325,261	$ 4,684,947

	December 31, 2002	Cost	Accumulated amortization	Net book value
	Cable TV licences	$ 116,217	$ 23,335	$ 92,882
	Subscriber base	5,565,072	330,465	5,234,607
	Goodwill	147,671	5,806	141,865
		$ 5,828,960	$ 359,606	$ 5,469,354

5.	DEFERRED CHARGES	March 31, 2003	December 31, 2001
	Direct and incremental costs of prospectus (note 6)	$ 2,011,949	$ 1,841,855
	Due diligence costs of acquisition targets	177,406	177,406
		$ 2,189,355	$ 2,019,261

6.	LONG-TERM DEBT
		March 31, 2003	December 31, 2001
	Loan balances, current portion	$ 75,007	$ 104,653
	Loan balances, long term portion	20,305	146,195
	Total	$ 95,312	$ 250,848

Bank loans are secured by the fixed assets of the Company repayable monthly at a rate of $10,890 per month, until August 2003 when the payments reduce to $5,376 per month. Interest in charged at the prime rate in Poland plus ½% .

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Included in accounts payable and accrued liabilities is approximately $1,481,887  (December 31, 2002 - $1,637,715) owed on the acquisition of GimSat, and $1,137,611 (2002 - $616,812) owed for fees related to the prospectus (Note 10).

8.	CAPITAL STOCK
	(a) Authorized
	150,000,000 common shares of no par value
	(b) Issued			Number of Shares	Price	Share Capital
	Balance - December 31, 2001			27,666,379		$ 26,110,367
	Subscriptions received			-		1,136,728
	Warrants exercised			200,000	$ 2.85	570,000
	Warrants exercised			100,000	$ 2.00	200,000
	Warrants exercised			1,036,770	$ 1.80	1,866,186
	Fair value of warrants exercised			-		1,346,404
	Balance - December 31, 2002			29,003,149		$ 31,229,685
	Subscriptions were received pursuant to the exercise of warrants in the amount of $506,970. Shares were issued subsequent to March 31, 2003 (note 10 )			-
	Balance - March 31, 2003			29,003,149		$ 31,229,685
	(c) Options

In  the  Annual General Meeting held on April 30, 2001,  the shareholders approved the creation of the "Stock Option Plan" pursuant to which the directors  were  authorized  to  issue  stock  options from time to time to employees,  officers, consultants and directors of the Company up to 4,375,755 common shares of the Company at the time of such issue,  at a minimum price allowed under the applicable securities laws.

Common share purchase options are issued to directors, officers, employees and non-employees of the company with exercise prices which approximate market values at the time the option is granted. Options granted previously vested immediately and have a term of five years. Options granted in this period vest one-quarter every six months with the first quarter vesting immediately. Options are normally granted for a period of five years.

	Summary of directors' and employees' stock options, warrants and convertible securities outstanding:

				Shares	Weighted average exercise price $
	Balance of options at December 31, 2002			4,370,000	1.60
	Granted			-	-
	Forfeited			-	-
	Balance of options at March 31, 2003			4,370,000	$ 1.60
	The following table summarizes information about fixed stock options outstanding at March 31, 2003
		Options Outstanding			Options Exercisable
	Range of exercise prices	Number outstanding at March 31, 2003	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number exercisable at March 31, 2003	Weighted average exercise price $
	$1.41	114,062	1.0	$ 1.41	114,062	$ 1.41
	1.60	3,049,938	3.6	1.60	242,000	1.60
	2.62	715,000	1.8	2.62	715,000	2.62
	2.65	491,000	2.2	2.65	491,000	2.65
		4,370,000	3.5	$ 1.88	1,562,062	$ 2.38
	(d) Warrants

	The changes in warrants were as follows:		Number of common shares permitted to be purchased
		Number of warrants		Price per share	Expiry date	Fair value of Warrants
	Outstanding December 31, 2002	701,286	350,643	$2.00	28-Dec-03	$ 228,318
		300,000	150,000	1.80	28-Dec-03	103,962
		3,404,105	3,404,105	1.80	28-Dec-03	2,359,309
		125,000	125,000	2.25 USD	28-Dec-03	49,080
	Total balance December 31, 2002	4,530,391	4,029,748			$ 2,740,669
	Outstanding March 31, 2003	701,286	350,643	$2.00	28-Dec-03	$ 228,318
		300,000	150,000	1.80	28-Dec-03	103,962
		3,404,105	3,404,105	1.80	28-Dec-03	2,359,309
		125,000	125,000	2.25 USD	28-Dec-03	49,080
	Total Balance March 31, 2003	4,530,391	4,029,748			$ 2,740,669

9.	SEGMENTED INFORMATION
The Company operates primarily in one segment, being cable TV services and in two geographic locations, being Canada and Poland.
Geographic information
Revenues are attributed to countries based on location of customer
	Revenues		For the three months ended March 31, 2003	For the three months ended March 31, 2002
		Canada	$ -	$ -
		Poland	1,015,972	911,367
			$ 1,015,972	$ 911,367

	Property, plant, equipment and intangibles		March 31, 2003	December 31, 2002
		Canada	$ 17,799	$ 24,923
		Poland	12,633,757	14,646,006
			$ 12,651,556	$ 14,670,929

10.	SUBSEQUENT EVENTS

(a) The Company is currently preparing a prospectus in conjunction with an application to list on the Warsaw Stock Exchange.  The Company plans to use proceeds from the offering to further develop its cable television services. The listing on the Warsaw Stock Exchange and the prospectus is subject to regulatory approval.

(b) The Company issued 281,650 common shares pursuant to the exercise of warrants wherein the funds were received in the first quarter.

11.	OFFICERS AND DIRECTORS
Stan Lis - President, CEO and director
Adam Wojcik, Chief Operating Officer and director
Iwona Kozak, Vice President Corporate Affairs and directors
Casey Forward, Chief Financial Officer
Jan Rynkiewicz, director
Boyce Butler, director